Exhibit 4.7

EXECUTION VERSION

SERIES D PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES D PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of February 14, 2012, by and among AdChina Ltd., an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”), the Domestic Entities (as defined below) and each of the investors set forth in Schedule A (the “Investors”).

RECITALS

A.                                    The Group Companies are currently engaged in the business of developing and providing online and mobile advertising services and solutions in the PRC.

B.                                    The Company desires to issue and sell to the Investors, and the Investors desire to purchase from the Company, Series D preferred shares, par value US$0.00005 per share, of the Company (the “Series D Preferred Shares”) pursuant to the terms and subject to the conditions of this Agreement.

C.                                    The Company, the Domestic Entities and the Investors desire to enter into this Agreement on the terms and conditions hereof.

In consideration of the foregoing recitals and the mutual promises hereinafter set forth, the sufficiency and adequacy of which consideration the parties hereby acknowledge, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.             Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Act” has the meaning set forth in Section 4.5.

“AdChina Inc. 2008 Plan” has the meaning set forth in Section 3.2(A)(1)(b).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and any shareholder, member or partner of such Person.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet Date” means December 31, 2011.

“Benefit Plan” has the meaning set forth in Section 3.16.

“Board of Directors” means the board of Directors of the Company.

“Books and Records” has the meaning set forth in Section 3.7.

“Business” means, in respect of a Group Company, the business as it currently conducts and as it currently proposes to conduct.

“Circular 75” has the meaning set forth in Section 3.15(H).

“Closing” has the meaning set forth in Section 2.2.

“Company” has the meaning set forth in the preamble.

“Company Security Holder” has the meaning set forth in Section 3.15(H).

“Confidential Information, Invention Assignment, Non-Compete And Non-Solicitation Agreement” has the meaning set forth in Section 3.12(D).

“Control” means the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, or by effective control whether through the ownership of voting securities, by Contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of the board of directors of such Person; the terms “Controlled” and “Controlling” have the meaning correlative to the foregoing.

“Contract” means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, purchasing arrangement and other legally binding arrangement, whether written, oral, express or implied.

“Disclosing Party” has the meaning set forth in Section 5.5.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Exhibit A, dated as of the date hereof, delivered by the Warrantors to the Investors at the Closing Date respectively in connection with this Agreement.

“Domestic Entities” means the Domestic Companies and the WFOEs.

“Domestic Companies” means (i) Shanghai New E-Media Advertising Co., Ltd. (上海新易传媒广告有限公司), a limited liability company organized and existing under the Laws of the PRC; and (ii) Shanghai Yihong Advertising Co., Ltd. (上海易宏传媒广告有限公司), a limited liability company organized and existing under the Laws of the PRC.

“Directors” means the directors, from time to time, of the Company.

“Financial Statements” means, the consolidated and unaudited balance sheets and statements of operations and cash flows of the Company for the fiscal years ended December 31, 2011.

“Financing Terms” has the meaning set forth in Section 5.1.

“Government Official” means (a) any employee or official of any government authority, including any employee or official of any entity owned or controlled by a government authority, (b) any employee or official of a political party, (c) any candidate for political office or his employee or associate, (d) any employee or official of an international organization, or (e) any person act in an official capacity for or on behalf of any of the foregoing. For the avoidance of doubt, the term Government Official shall include any employee or official of a media, telecommunications or internet company, entity, firm or institution owned or controlled by a government authority.

“Governmental or Regulatory Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company” means the Company and any Person (other than a natural person) (i) that is directly or indirectly Controlled by the Company or (ii) whose assets, or portions thereof, are consolidated with the net earnings of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with US GAAP or PRC GAAP, as of the date of this Agreement including but not limited to the Domestic Entities.

“HKIAC” has the meaning set forth in Section 9.4(B).

“HKIAC Rules” has the meaning set forth in Section 9.4(B).

“Indemnifiable Loss” has the meaning set forth in Section 9.2.

“Indemnitee” has the meaning set forth in Section 9.2.

“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, domain names, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, and (viii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Investors” has the meaning set forth in the preamble.

“Investors’ Rights Agreement” has the meaning set forth in Section 6.1(F).

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental or Regulatory Authority.

“Material Adverse Event” means any change, event or effect that individually or when separate events are aggregated together (i) is or would be materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole, (ii) is or would materially impair the validity or enforceability of this Agreement or any Transaction Document against any Group Company, or (iii) is or would materially adversely affect the Group Companies’ ability to perform their obligations under this Agreement, any Transaction Document or in connection with the transactions contemplated hereunder.

“Material Contract” has the meaning set forth in Section 3.14(A).

“Material Licenses” means all franchises, permits, licenses, approvals, authorizations and any similar governmental authority material for the conduct of the Business.

“Notice” has the meaning set forth in Section 9.4(A).

“Non-Disclosing Parties” has the meaning set forth in Section 5.5.

“Order” means any injunction, judgment, decree, order, ruling, assessment or writ of any Governmental or Regulatory Authority.

“Ordinary Director” has the meaning given to such term in the Restated Memorandum and Articles.

“Ordinary Shares” means the ordinary shares, par value US$0.00005 per share, of the Company.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental or Regulatory Authority or other enterprise or entity of any kind or nature.

“PRC” means the People’s Republic of China but solely for the purposes of this Agreement and the other Transaction Documents excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“PRC GAAP” means the Corporate Accounting Standards (2006) (企业会计准则 (2006)) as promulgated by the Ministry of Finance of the PRC and as amended and in effect from time to time.

“Preferred Shares” means the preferred shares, par value US$0.00005 per share, of the Company.

“Purchase Price” has the meaning set forth in Section 2.1.

“Qualified Public Offering” has the meaning set forth in the Restated Memorandum and Articles.

“Related Party” means each member or shareholder or equity interest holder of any Group Company, each Affiliate of any Group Company, and each member of the immediate family of each of the foregoing that is an individual.

“Request for Consultation” has the meaning set forth in Section 9.4(A).

“Restated Memorandum and Articles” means the Fifth Amended and Restated Memorandum of Association and Articles of Association of the Company in substantially the form attached hereto as Exhibit B.

“Right of First Refusal and Co-Sale Agreement” has the meaning set forth in Section 6.1(F).

“SAFE” has the meaning set forth in Section 3.15(H).

“SAFE Rules and Regulations” has the meaning set forth in Section 3.15(H).

“SEC” means the Securities and Exchange Commission of the United States.

“Securities” has the meaning set forth in Section 4.3.

“Senior Manager” means, with respect to any Group Company, the chief executive officer of such company and any member of management reporting directly to the board of directors or chief executive officer of such company.

“Series A Director” has the meaning given to such term in the Restated Memorandum and Articles.

“Series B Director” has the meaning given to such term in the Restated Memorandum and Articles.

“Series C Director” has the meaning given to such term in the Restated Memorandum and Articles.

“Series D Preferred Shares” has the meaning set forth in the recitals.

“Trade Sale” has the meaning set forth in the Restated Memorandum and Articles.

“Transaction Documents” means this Agreement, the Restated Memorandum and Articles, the Right of First Refusal and Co-Sale Agreement, the Investors’ Rights Agreement, and any other Contract contemplated by this Agreement.

“2007 Plan” has the meaning set forth in Section 3.2(A)(1)(b).

“2008 Plan” has the meaning set forth in Section 3.2(A)(1)(b)

“US GAAP” means generally accepted accounting principles in the United States.

“Warrantors” means the Company and the Domestic Entities.

“WFOEs” means (i) Kendall Technology Development (Shanghai) Co., Ltd. (舜易科技发展（上海）有限公司), a wholly owned subsidiary of the Company formed under the Laws of the PRC; (ii) Shanghai Menlo Network Technologies , Inc. (易准科技发展（上海）有限公司), a wholly owned subsidiary of the Company formed under the Laws of the PRC; and (iii) Shanghai Yizhun Culture and Media Co., Ltd. (上海易准文化传媒有限公司), a wholly owned subsidiary of Shanghai Menlo Network Technologies , Inc. formed under the Laws of the PRC.

2.           Purchase and Sale of Shares.

2.1          Sale and Issuance of Series D Preferred Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each of the Investors agrees, severally but not jointly, to subscribe for and purchase from the Company, and the Company agrees to sell and issue to such Investor, that number of Series D Preferred Shares, at a per share purchase price of US$6.289 indicated opposite such Investor’s name in Schedule A attached hereto, for an aggregate consideration equal to US$1,000,000 (the “Purchase Price”).

2.2          Closing. The consummation of the purchase and sale of the Series D Preferred Shares pursuant to Section 2.1 shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Plaza 66, Tower 1, 36th Floor, 1266 Nanjing West Road, Shanghai 200040, the PRC (or at such other places as the Parties may designate in writing) on the same date as the date hereof subject to the satisfaction or waiver of all conditions to the Closing under Sections 6 hereof, or at such other time, on such other date and at such other location as is agreed by the parties orally or in writing (the “Closing”).

2.3          At Closing:

(1)           Each Investor shall pay to an account specified by the Company by wire transfer in immediately available US$ funds, or by other payment method mutually agreed to between the Company and the Investors, such Investor’s portion of the Purchase Price set forth on the Schedule A attached hereto under the heading “Investors”;

(2)           the Company shall cause the Company’s register of members to be updated to reflect the Closing with such Investor’s purchase of the number of Series D Preferred Shares set forth on Schedule A attached hereto and deliver to each Investor as soon as practicable after the Closing a certificate representing the Series D Preferred Shares that such Investor has purchased at the Closing.

3.           Representations and Warranties of the Warrantors. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule (the content of which shall also be deemed to be representations and warranties hereunder), each of the Warrantors hereby jointly and severally represents and warrants to the Investors that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement, and on and as of the date of the Closing (unless any representations and warranties expressly relate to an earlier date, in which case as of such earlier date). For the purposes of this Section 3, where any statement in the representations and warranties hereunder is expressed to be given or made to a party’s knowledge, or so far as a party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such party has made all reasonable inquiries of such party’s officers, directors and other employees reasonably believed to have knowledge of the matter in question, prior to the date of this Agreement and/or prior to the Closing, according to the context. For the purposes of this Section 3, the term “actual knowledge of the Warrantors” refers to the combined, aggregated knowledge of the Warrantors and, by way of clarification, if any Warrantor has actual knowledge with respect to any particular information, then all of the Warrantors shall be deemed to have actual knowledge of such information.

3.1          Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and each of the Domestic Entities is duly organized, validly existing and in good standing with its business license and articles of association in full force and effect under, and in compliance with, the Laws of the PRC in material respects. Each Group Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on the business as now conducted and as currently proposed to be conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which it conducts business. The Company was formed solely to acquire and hold the equity interests in the WFOEs and, since its formation, has not engaged in any other business and has not incurred any liability in the course of its business of acquiring and holding the equity interests in the WFOEs.

3.2          Capitalization.

(A)          Company

(1)           Immediately prior to the Closing, the authorized capital of the Company will consist of:

(a)         47,560,000 Preferred Shares, par value US$0.00005 per share, 13,260,000 shares of which are designated as Series A Preferred Shares, 13,256,892 of which are issued and outstanding, 18,300,000 shares of which are designated as Series B Preferred Shares, 18,298,715 of which are issued and outstanding, 9,630,000 shares of which are designated as Series C Preferred Shares, 9,623,979 of which are issued and outstanding, and 6,370,000 shares of which are designated as Series D Preferred Shares, none of which are issued and outstanding. The rights, privileges and preferences of the Series D Preferred Shares will be as stated in the Restated Memorandum and Articles.

(b)         78,000,000 Ordinary Shares, par value US$0.00005 per share, of which (i) 17,558,407 have been duly and validly issued, fully paid, non-assessable, and outstanding, including 3,250,000 shares held by the Company which will be repurchased by the Company and reserved for future issuance as promptly as possible after the Closing without affecting any rights, powers, privileges and preferences of the shareholders of the Company, (ii) 13,260,000 Ordinary Shares are reserved for issuance upon conversion of the Series A Preferred Shares, (iii) 18,300,000 Ordinary Shares are reserved for issuance upon conversion of the Series B Preferred Shares, (iv) 9,630,000 Ordinary Shares are reserved for issuance upon conversion of the Series C Preferred Shares, (v) 6,370,000 Ordinary Shares are reserved for issuance upon conversion of the Series D Preferred Shares, and (vi) 12,820,000 Ordinary Shares are reserved for issuance to the Group Companies’ employees, officers or directors, or any other Person qualified pursuant to the 2007 Equity Incentive Plan of AdChina, Inc. assumed by the Company pursuant to the resolutions of the board of the directors of the Company on January 12, 2009 and the resolutions of the shareholders of the Company on January 12, 2009 (the “2007 Plan”), the 2008 Stock Plan of AdChina, Inc. assumed by the Company pursuant to the resolutions of the board of the directors of the Company on June 17, 2009 and the resolutions of the shareholders of the Company on June 17, 2009 (the “AdChina Inc. 2008 Plan”), and the Company’s 2008 Share Plan duly adopted by the Company on January 12, 2009, as amended and restated from time to time (the “2008 Plan”). Schedule 3.2(A)(1)(b)(i) of the Disclosure Schedule completely and accurately lists all those who are the record and beneficial holders of Ordinary Shares and the respective numbers of Ordinary Shares held thereby. Immediately following the Closing, and giving effect to the purchase of Series D Preferred Shares by the Investors at the Closing, the share capital of the Company will be as set forth on Schedule 3.2(A)(1)(b)(ii) of the Disclosure Schedule.

(2)           Except as described in Section 3.2(A)(1), as set forth in Schedule 3.2(A)(2) of the Disclosure Schedule, and except for the rights and privileges of the Ordinary Shares and the Preferred Shares under the Transaction Documents, there are no, and at the Closing there will not be any, outstanding Ordinary Shares, Preferred Shares, any other shares or equity of the Company, or any securities convertible into or exercisable or exchangeable for any of the foregoing, or any other options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Company to issue, repurchase or redeem any share or other securities of the Company. Except as contemplated by the Transaction Documents and predecessor documents thereof which will be superceded by the Transaction Documents at the Closing, the Company is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other security of the Company.

(3)           Schedule 3.2(A)(3) of the Disclosure Schedule sets forth a complete list of each security of the Company owned by any officer, director or employee of the Group Companies, or by any Affiliate or any member of the immediate family of any such individual.

(B)         Domestic Companies

(1)           The registered capital of each of the Domestic Companies is set forth on Schedule 3.2(B)(1)(i) of the Disclosure Schedule. The registered capital of each of the Domestic Companies is fully paid on the date hereof. Schedule 3.2(B)(1)(i) of the Disclosure Schedule completely and accurately lists all those who are the record owners of the registered capital of each of the Domestic Companies and the respective percentage of registered capital held thereby and as will be held thereby immediately prior to the Closing.

(2)           Except as disclosed in Schedule 3.2(B)(2) of the Disclosure Schedules, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any of the Domestic Entities to increase or decrease its registered capital.

3.3          Minutes. Except as disclosed in Schedule 3.3 of the Disclosure Schedule, each Group Company has made available to the Investors or their counsels a copy of its minute books. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of incorporation through the date hereof, and reflects all transactions referred to in such minutes accurately in all material respects. All board and shareholder resolutions, charter documents (and any amendments thereto) and any other required filings of the Company have been duly filed with the Registrar of Companies of the Cayman Islands within the required deadlines for such filings under Cayman Islands Laws.

3.4          Subsidiaries. Except as disclosed in Schedule 3.4 of the Disclosure Schedule, none of the Group Companies has any subsidiary, or is a participant in any joint venture, partnership or other similar arrangement, or otherwise owns (directly or indirectly) any share or interest in any other Person.

3.5          Corporate Power and Authorization. Each Warrantor has all requisite owner and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each Warrantor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of each Warrantor thereunder, the authorization, issuance (or reservation for issuance), sale and delivery by the Company of the Series D Preferred Shares being sold hereunder, and the Ordinary Shares issuable upon conversion of such Series D Preferred Shares, has been taken or will be taken prior to the Closing. The Transaction Documents to which each Warrantor is a party have been duly executed and delivered by such Warrantor and, assuming the due execution, and delivery by the Investors (if applicable), will constitute valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.6          Valid Issuance of Series D Preferred Shares. The Series D Preferred Shares that are being purchased by the Investors under this Agreement, when issued, sold and delivered in accordance with the terms of this Agreement, for the consideration expressed in this Agreement, will be duly and validly issued, fully paid, and non-assessable, and will be free of preemptive rights, rights of first refusal, and restrictions on transfer other than restrictions on transfer under the Transaction Documents. The Ordinary Shares issuable upon conversion of the Preferred Shares purchased under this Agreement have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Memorandum and Articles, will be duly and validly issued, fully paid, and non-assessable and will be free of preemptive rights, rights of first refusal, and restrictions on transfer, other than restrictions on transfer under the Transaction Documents.

3.7          Books and Records. Except as disclosed in Schedule 3.7 of the Disclosure Schedule, the material files, documents, instruments, papers, books and records relating to the business, operations, conditions (financial or other), results of operations, and assets and properties of each Group Company provided to the Investors (the “Books and Records”) are true, correct, complete and current in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

3.8          Financial Condition.

(A)          Company.  Except for the debts, liabilities, or claims as set forth in the Financial Statements, there are no debts, liabilities, or claims owed by or against the Company, whether contingent or otherwise. The Company is not a guarantor or indemnitor of, nor has it provided security for, any indebtedness of any Person.

(B)          Domestic Entities

(1)           Except as disclosed in Schedule 3.8(B)(1) of the Disclosure Schedule, there are no debts, liabilities, or claims owed by or against any of the Domestic Entities, contingent or otherwise, other than liabilities set forth in the Financial Statements and other than liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date which, in the collective aggregate, do not exceed US$2,000,000. None of the Domestic Entities is a guarantor or indemnitor of, or has provided security for, any indebtedness of any Person.

(2)           Schedule 3.8(B)(2) of the Disclosure Schedule sets forth the Financial Statements, which are true and complete in all material respects.

(3)           The Financial Statements give a true and fair view of the Group Companies’ present financial position in all material respects as of the dates presented and the results of operations and changes in its financial position for the periods then ended, have been prepared in accordance with the Books and Records of the Group Companies, and have been prepared in accordance with the US GAAP applied on a consistent basis throughout the periods involved, subject to normal year-end adjustments.

(4)           All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims other than accounts receivable which individually and in the aggregate are not material, and are good and collectible in the ordinary course of business in all material respects, and, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with US GAAP), no further goods or services are required to be provided in order to complete the sales and to entitle the respective Group Company to collect in full. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any of the Group Companies to the actual knowledge of the Warrantors.

3.9          Changes in Condition. Except as specifically contemplated by the Transaction Documents and disclosed in Schedule 3.9 of the Disclosure Schedule, since the Balance Sheet Date, each Group Company has operated the Business and its assets in the ordinary course consistent with past practice, and furthermore:

(A)          None of the Group Companies has entered into any transaction that was not in the ordinary course of business.

(B)          There has been no Material Adverse Event.

(C)          None of the Group Companies has incurred any obligation or liability except obligations or liabilities incurred in the ordinary course of business that do not exceed US$500,000 individually (or the equivalent thereof in another currency) or US$2,000,000 (or the equivalent thereof in another currency) in the collective aggregate.

(D)          There has been no resignation or termination of employment of any Senior Manager of any Group Company, and to the actual knowledge of the Warrantors, there is no impending resignation or termination of employment of any Senior Manager of any Group Company.

(E)          There has been no labor dispute involving any Group Company or any of its respective employees and, to the actual knowledge of the Warrantors, none is pending or threatened.

(F)           There has been no material change in any compensation arrangement or agreement with any employee of any Group Company.

(G)          There have been no loans or guarantees made by any Group Company to or for the benefit of any Person, other than travel advances and other advances made to employees in the ordinary course of business.

(H)          There has been no waiver by any Group Company of a material right or debt owing to such member.

(I)            None of the Group Companies has purchased, acquired, sold, leased, granted a security interest in, pledged, mortgaged, created a lien in, or otherwise transferred a material portion of any material asset, whether tangible or intangible, other than the sale of inventory in the ordinary course of business and other than the creation of liens for taxes not yet due or payable.

(J)           There has been no material change to a Material Contract, no Group Company has entered into or terminated a Material Contract, and there has been no change to the charter documents of any Group Company.

(K)          There has been no declaration, setting aside or payment or other distribution in respect of any of the share capital of any Group Company, or any direct or indirect redemption, purchase or other acquisition of any such share capital by any Group Company.

(L)          No Group Company has incurred any indebtedness for money borrowed.

(M)         There has been no damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of any Group Company (as such business is presently conducted and as it is proposed to be conducted).

(N)          There has been no transaction with any Related Party of any of the Group Companies.

(O)          There has been no agreement or commitment by any Warrantor to conduct any of the things described in this Section 3.9.

3.10        Litigation. Except as disclosed in Schedule 3.10 of the Disclosure Schedule, there is no action, proceeding, or investigation or legal, administrative, arbitral or other method of settling disputes or disagreement against any Group Company, or against any employee, officer or director of any Group Company in connection with their relationship with the Group Companies, pending or, to the actual knowledge of the Warrantors, threatened, or any basis therefor to the actual knowledge of the Warrantors, including but not limited to any action, proceeding or investigation that questions the validity of the Transaction Documents, the right of any Warrantor to enter into the Transaction Documents to which such Warrantor is a party, the right of any Warrantor to consummate the transactions contemplated by such Transaction Documents, or that would result, either individually or in the aggregate, in any Material Adverse Event. There is no Order in effect against any Warrantor, and none of the Warrantors is in default with respect to any such Order. There is no action, suit, proceeding, or investigation by any Group Company currently pending or which any of them presently intends to initiate.

3.11        Title to Properties; Liens and Encumbrances. Each Group Company solely owns or leases all properties and assets necessary to conduct the Business, and none of such leased properties or assets are owned by Mr. Fangjun (Alan) Yan. Except as disclosed in Schedule 3.11 of the Disclosure Schedules, each Group Company has good and marketable title to all its properties and assets, both real and personal, including without limitation all properties and assets set forth on the Financial Statements, and has good title to all its leasehold interests, in each case not being subject to any mortgage, pledge, lien, security interest, conditional sales agreement, encumbrance or charge. Except as disclosed in Schedule 3.11 of the Disclosure Schedules, with respect to leased properties and assets, each Group Company is in compliance in all material respects with all applicable leases. All properties and assets of each Group Company are in a good state of repair and in good working condition other than any normal wear and tear. None of the assets of any Group Company is a state-owned asset.

3.12        Proprietary Rights.

(A)          Except as disclosed in Schedule 3.12(A) of the Disclosure Schedule, each Group Company owns, has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, or otherwise has the licenses to use all Intellectual Property necessary to conduct the Business without any conflict with or infringement of the rights of any other Person. No claims are currently being asserted against any Group Company, nor is any Group Company aware of any threatened claim or demand, by any other Person (i) challenging or questioning such Group Company’s validity, enforceability, ownership, right to, or use of any of the Intellectual Property owned or used by any Group Company, or in which any Group Company possess legal rights, or the validity or effectiveness of any license or similar agreement with respect thereto, (ii) alleging any interference, infringement, misappropriation or other violation of the Intellectual Property rights of other Persons, or (iii) alleging any unfair competition or trade practices. No Group Company has received any communication alleging that such Group Company has violated or, by conducting its business as proposed, would violate any intellectual property rights of other Persons.

(B)          Schedule 3.12(B) of the Disclosure Schedule sets forth a complete list of all registered Intellectual Property of each Group Company.

(C)          Except as set forth in Schedule 3.12(C) of the Disclosure Schedules, each Group Company has taken all reasonable steps and measures to establish and preserve ownership of, or legally sufficient right to, all Intellectual Property material to the Business; and each Group Company has taken all reasonable steps to register, protect, maintain, and safeguard the Intellectual Property material to the Business, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and has had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing. To the knowledge of the Warrantors, there is no infringement, misappropriation or other violation by any other Person of any Intellectual Property of any Group Company.

(D)          Each Group Company owns all rights in and to any and all Intellectual Property used or planned to be used by such Group Company, or covering or embodied in any past, current or planned activity, service or product of such Group Company, which Intellectual Property was made, developed, conceived, created or written by any consultant retained, or any employee employed, at any time, by such Group Company. No former or current employee, and no former or current consultant, of any Group Company has any rights in any of the Group Companies’ Intellectual Property. Except as disclosed in Schedule 3.12(D) of the Disclosure Schedule, each current and former employee employed, or current and former consultant engaged, by any Group Company as of the Closing has executed a confidential information, invention assignment, non-compete and non-solicitation agreement in substantially a form attached hereto as Exhibit C (the “Confidential Information, Invention Assignment, Non-Compete and Non-Solicitation Agreement”). The Warrantors, after reasonable investigation, are not aware that any of the Senior Managers, employees, or consultants, currently or previously employed or otherwise engaged by any Group Company, is in violation thereof. Each consultant of any Group Company has executed a consultant contract in substantially the form provided to the Investors. No Group Company is using or plans to use, nor any Group Company believes it is or will be necessary to utilize, any inventions of any of its employees (or Persons it currently intends to hire) made prior to or outside the scope of their employment by any Group Company.

(E)          No Intellectual Property owned by any Group Company, or in which any Group Company possesses legal rights, and material to the operation of the business, as now conducted and as proposed to be conducted, is the subject of any security interest, lien, license or other Contract granting rights therein to any other Person. No Group Company has (i) transferred or assigned, (ii) granted a license to, or (iii) provided or licensed in source code form, any Intellectual Property material to the Business, owned by any Group Company, or in which any Group Company possesses legal rights, to any Person.

(F)           Mr. Fangjun (Alan) Yan has assigned and transferred any and all of his Intellectual Property related to the operation of the Business to the Company.

3.13        Taxes.

Each Group Company has filed all tax returns required to be filed thereby and such returns are true and complete in all material respects, and all taxes, assessments, fees, and other governmental charges upon or payable by such Group Company, or upon any of its properties, income, or franchises, whether or not shown on its returns to be due and payable, have been paid. No Group Company has had any tax deficiency outstanding against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. No Group Company’s income tax returns or franchise tax or sales or use tax returns has ever been audited by any Governmental or Regulatory Authority. Since the Balance Sheet Date, no Group Company has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

3.14        Material Contracts.

(A)          For purposes hereof, “Material Contract” means any current effective Contract (other than the Transaction Documents) to which a Group Company is a party or otherwise bound that (i) involves payments (or a series of payments), contingent or otherwise, of US$500,000 (or the equivalent thereof in another currency) or more individually or US$2,000,000 (or the equivalent thereof in another currency) or more in the aggregate, in cash, property or services, (ii) is with a Governmental or Regulatory Authority, (iii) limits or restricts any Group Company’s ability to compete or otherwise conduct the Business in any manner, time or place, or that contains any exclusivity or change in control provision, (iv) grants a power of attorney, agency or similar authority, (v) relates to indebtedness for money borrowed, provides for an extension of credit, provides for indemnification or any guaranty, or provides for a “keep well” or other agreement to maintain any financial statement condition of another Person, (vi) relates to Intellectual Property, other than “shrink-wrap” or “off-the-shelf” commercially available software, (vii) is with an Affiliate of any Group Company or any Related Party, (viii) is a lease on real or personal property, (ix) is an insurance policy, (x) is with an officer, employee, Director or consultant except for (1) the employment agreements, (2) the confidential information, invention assignment, non-compete and non-solicitation agreements, and (3) the option agreements pursuant to the 2007 Plan, the AdChina Inc. 2008 Plan or the 2008 Plan between the Company and such officer, employee, Director or consultant, in each case of (1), (2) and (3), a form of which has been provided to the Investors, (xi) is outside the ordinary course of business or (xii) is otherwise material to any Group Company or is a Contract on which any Group Company is substantially dependent. Schedule 3.14(A) of the Disclosure Schedule lists all Material Contracts to which any Group Company is a party or by which any of their respective properties or assets may be bound or affected.

(B)          Except as disclosed in Schedule 3.14(B) of the Disclosure Schedule, each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Order, and is in full force and effect, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Applicable Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Applicable Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. To the actual knowledge of the Warrantors, such Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that (i) it has breached, violated or defaulted under any Material Contract or (ii) any other party thereto intends to terminate such Material Contract.

3.15        Compliance with Laws and Other Instruments.

(A)          Except as disclosed in Schedule 3.15(A) of the Disclosure Schedule, each Group Company is, and at all times has been, in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of the Business or the ownership or use of any of its properties, assets and Intellectual Property.

(B)          To the actual knowledge of the Warrantors, no event has occurred or circumstances exist that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such Group Company to comply with, any Law or Order or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(C)          Except as disclosed in Schedule 3.15(C) of the Disclosure Schedule,

none of the Group Companies has received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or Order or (ii) any actual, alleged, possible, or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(D)          To the actual knowledge of the Warrantors, none of any Group Company nor any of their respective officers, employees, directors, representatives, distributors, resellers or agents, has made, offered, promised, authorized or condoned, or shall make, offer, promise, authorize or condone any Prohibited Payment (as defined below) in connection with the activities of the Company or the negotiation, approval or performance of this Agreement. A “Prohibited Payment” means any gift, transfer or payment of any thing of value that is (a) made in violation of the United States Foreign Corrupt Practices Act, anti-corruption laws of the PRC or other applicable laws, (b) made to any Government Official with the intent or purpose of: (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, (iii) securing any improper advantage, or (iv) inducing such Government Official to use his influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist the Company or any of the Group Companies in obtaining or retaining business for or with, or directing business to, any Person, or (c) made to any Person while aware of a high probability that all or any portion of such thing of value would be paid, promised, offered or give to any Government Official with the intent or purpose described in subsection (b). Prohibited Payment shall not include any gift, transfer or payment of any thing of value that is expressly permitted by the written laws and regulations of the recipient’s country.

(E)          Except as disclosed in Schedule 3.15(E) of the Disclosure Schedule, none of the Group Companies is in violation in any material respect of its business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents as in effect.

(F)           Except as disclosed in Schedule 3.15(F) of the Disclosure Schedule, the execution, delivery, and performance of the Transaction Documents by any Group Companies do not and will not (i) result in any violation of, be in conflict with, require a consent under, or constitute a default under, with or without the passage of time or the giving of notice or otherwise, (w) any provision of the business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents of any Group Company as in effect at the Closing, (x) any provision of any Order to which any Group Company is a party or by which it is bound, (y) any of the Material Contracts, or (z) any Law applicable to any Group Company; (ii) accelerate or constitute an event entitling the holder of any indebtedness of any Group Company to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; (iii) cause any Group Company to be in default of its obligations under any indebtedness agreement; or (iv) result in the creation of any encumbrance upon any of the properties or assets of any Group Company.

(G)          Except as disclosed in Schedule 3.15(G) of the Disclosure Schedule, the Group Companies have obtained any and all approvals and authorizations from the relevant Governmental or Regulatory Authority and have fulfilled any and all fillings and registration requirements with the relevant Governmental or Regulatory Authority required for the operations of the Group Companies. Except as disclosed in Schedule 3.15(G) of the Disclosure Schedule, all filings and registrations with the relevant Governmental or Regulatory Authority required in respect of the Group Companies, including but not limited to the registrations with the Ministry of Commerce (or any predecessors), the Ministry of Industry and Information Technology, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, and tax bureau and the local counter part of each of the aforementioned PRC Governmental or Regulatory Authorities, as applicable, have been duly completed in accordance with the relevant Laws. No Group Company has received any letter or notice from any relevant Governmental or Regulatory Authority notifying it of the revocation of any authorization of any Governmental or Regulatory Authority, permit or license issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company. Each Group Company has been conducting its business activities within the permitted scope of business or is otherwise operating its businesses in full compliance with all relevant Laws and Orders, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by the competent Governmental or Regulatory Authorities. None of the Group Companies has reason to believe that any authorization of any Governmental or Regulatory Authority, license or permit requisite for the conduct of any part of its business which is subject to periodic renewal will not be granted or renewed by the relevant Governmental or Regulatory Authorities.

(H)          Except as disclosed in Schedule 3.15(H) of the Disclosure Schedule, each holder or beneficiary owner of shares or convertible securities of the Company, including, without limitation, Ordinary Shares and Preferred Shares (other than the Investors) (each, a “Company Security Holder”), who is a “Domestic Resident” as defined in Circular 75 issued by the State Administration of Foreign Exchange of the PRC (“SAFE”) on October 21, 2005 (the “Circular 75”) and is subject to any of the registration or reporting requirements of Circular 75 has complied with or is in the process of complying with such reporting and/or registration requirements under Circular 75 and any other applicable SAFE rules and regulations, (collectively, the “SAFE Rules and Regulations”). Neither the Warrantors nor, to the best knowledge of the Warrantors, any of the Company Security Holders has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations and the Company and the Company Security Holders have made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches.

3.16        Employee Matters. Except as disclosed in Schedule 3.16 of the Disclosure Schedule, all Senior Managers and all other full-time employees of each Group Company are devoting their full professional time to the Group Company. To the actual knowledge of the Warrantors, no employee of any Group Company is in violation of any Law or Order, or any provision of any Contract, relating to such employee’s relationship with the Group Company or any prior employer. Except for the 2007 Plan, the AdChina Inc. 2008 Plan, the 2008 Plan, or as required by applicable Law, none of the Group Companies has any Benefit Plan. For purposes hereof, “Benefit Plan” means any plan, Contract or other arrangement, formal or informal, whether oral or written, providing any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including any employment agreement or profit sharing, deferred compensation, share option, performance share, employee share purchase, bonus, severance, retirement, health or insurance plan. To the actual knowledge of the Warrantors, no officer, Senior Manager or key employee, or any group of employees, intends to terminate their employment with the Group Company, and none of the Group Companies has a present intention to terminate the employment of any of the foregoing. No employee of the Group Companies is owed any back wages or other compensation for services rendered except as set forth on the Financial Statements. There is no labor strike, labor slow down, labor claim, labor dispute or labor union organization activities pending or, to the actual knowledge of the Warrantors, threatened between any Group Company and its employees. Except as disclosed in Schedule 3.16 of the Disclosure Schedule, each Group Company has complied with all applicable Laws related to employment and related to the Benefit Plans. Neither the execution, delivery or performance of any of the Transaction Documents, nor the consummation of the transactions contemplated by the Transaction Documents, nor the carrying on of the Business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed to be conducted, nor the employment of any of the employees currently employed by, or planned to be employed by, any Group Company, will, to the best knowledge of the Warrantors, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such employees is obligated.

3.17        Transactions with Affiliates. (A) All Contracts (other than (1) the Transaction Documents and the transactions contemplated herein and therein, (2) the employment agreements, (3) the confidential information, invention assignment, non-compete and non-solicitation agreements, and (4) the option agreements pursuant to the 2007 Plan, the AdChina Inc. 2008 Plan or the 2008 Plan between the Company and such officer, employee, Director or consultant, in each case of (2), (3) and (4), a form of which has been provided to the Investors) to or by which any Group Company, on the one hand, and any Related Party, on the other hand, are or have been a party or otherwise bound or affected are set forth on Schedule 3.17 of the Disclosure Schedule; (B) all such Contracts were made on terms and conditions as favorable to such Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party; and (B) no Related Party has any direct or indirect ownership in any Person with which any Group Company has a business relationship, or any Person that competes with or could reasonably be expected to compete with any Group Company, except for ownership of less than one percent (1%) of any class or other equity of publicly traded companies. Except for transactions in the ordinary course of the business of a Group Company and except as set forth in the Disclosure Schedule, no officer or director of a Group Company, or any Affiliate or Related Party of any such Person has any Contract, understanding, business relationship with, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No officers or directors of a Group Company or any Affiliate or Related Party of any such Person has had, either directly or indirectly, a material interest in: (a) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any Contract to which a Group Company is a party or by which it may be bound or affected.

3.18        Governmental Consents. Except as set forth in Schedule 3.18 of the Disclosure Schedule, no consent, approval, Order, or authorization of, or registration, qualification, designation, declaration, or filing with, any Governmental or Regulatory Authority on the part of any Warrantor will be required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby which has not already been secured.

3.19        Permits. Each Group Company has all the Material Licenses for the conduct of the Business as now being conducted, and the Group Companies can obtain all the Material Licenses for the conduct of Business as proposed to be conducted. Schedule 3.19 of the Disclosure Schedule contains a complete and correct list of all Material Licenses held by each Group Company and the termination date of each such Material License. Except as disclosed in Schedule 3.19 of the Disclosure Schedules, the Material Licenses currently held by the Group Company are, and will remain, in full force and effect for not less than one (1) year after the Closing. No other Material License is necessary for, or otherwise material to, the conduct of the Business by any such Person. For the avoidance of doubt, the Group Company does not need to obtain an Internet Content Provider License or a Value-added Telecommunications Business Operation License for the conduct of Business as now being conducted. The consummation of the transactions contemplated under the Transaction Documents will not result in the termination or revocation of any of the Material Licenses. None of the Group Companies is in default in any material respect under any of its Material Licenses and has not received any notice (whether written or not) relating to the suspension, revocation or modification of any such Material Licenses.

3.20        Entire Business. There are no facilities, services, assets or properties shared with any other Person, which are used in connection with the Business of the Group Companies.

3.21        Offering. Subject in part to the truth and accuracy of the Investors’ representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Series D Preferred Shares, and the Ordinary Shares issuable upon conversion of all such Series D Preferred Shares, as contemplated by this Agreement and the Restated Memorandum and Articles, is exempt from the registration requirements of all applicable securities Laws, including without limitation the Act (as defined below), and neither the Company nor any authorized agent acting on its behalf will take any action that would cause the loss of such exemption. Except for the registration rights set forth in the Investors’ Rights Agreement and its predecessor documents which will be superceded by the Investors’ Rights Agreement at the Closing, none of the Group Companies has granted any registration rights to any other Person with respect to sales of any of its securities in the United States or elsewhere, nor is the Company obliged to list, any of the Company’s shares (or the equity interest in any of the Domestic Entities) on any securities exchange. Except as contemplated by the Transaction Documents and predecessor documents thereof which will be superceded by the Transaction Documents at the Closing, there are no voting or similar agreements which relate to the share capital of the Company or the equity interests of any other Group Company.

3.22        Office or Branch Locations. Except as disclosed in Schedule 3.22 of the Disclosure Schedule, the Group Companies do not maintain any office or branch.

3.23        United States Tax Matters.  The Company is not, and to the knowledge of the Company, none of the other Group Companies is, a “surrogate foreign corporation” under either Section 7874(a)(2)(B) or 7874(b) of the Code.

3.24        Full Disclosure. Neither this Agreement nor any Exhibit or Schedule hereto, (i) contains any untrue statement of any material fact or (ii) omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

4.            Representations and Warranties of the Investors. Each of the Investors hereby, severally but not jointly, represents and warrants to the Company that:

4.1          Organization, Good Standing and Qualification. Each of the Investors is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

4.2          Corporate Power and Authorization. Each of the Investors has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each Investor necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party and the performance of all obligations of such Investor thereunder has been taken or will be taken prior to the Closing. The Transaction Documents to which any Investor is a party have been duly executed and delivered by such Investor and constitute valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3          Purchase Entirely for Own Account. This Agreement is made with the Investors in reliance upon its representation to the Company, which by its execution of this Agreement it hereby confirms, that the Series D Preferred Shares to be received by it hereunder, and the Ordinary Shares issuable upon conversion thereof (collectively, the “Securities”), will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that it has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Investor further represents that it does not have any Contract with any Person to sell, transfer or grant participations to any Person, with respect to any of the Securities.

4.4          Investment Experience. Each of the Investors regularly invests in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

4.5          Status of Investors. Each of the Investors is (i) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act of 1933, as amended (the “Act”), (ii) a large institutional accredited investor as the term “accredited investor” is defined under applicable rules under the Act, or (iii) purchasing the Securities outside the United States in compliance with Regulation S under the Act and in accordance with any applicable securities Laws of any state of the United States or any other jurisdiction.

4.6          Restricted Securities. Each of the Investors understands that the Securities it is purchasing are characterized as “restricted securities” under U.S. federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, each of the Investors represents that it is familiar with Rule 144 under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

4.7          Legends. It is understood that the certificates evidencing the Series D Preferred Shares shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR A VALID EXEMPTION THEREFROM.”

5.            Confidentiality.

5.1          Disclosure of Terms. The terms and conditions of the Transaction Documents, including their existence, and any other written documents or materials provided to the Investors by the Group Companies (collectively, the “Financing Terms”), shall be considered confidential information by the parties hereto and shall not be disclosed by any party hereto to any other Person except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

5.2          Use of Investors’ Name. None of the Group Companies shall use any Investor’s name in any manner, context or format (including without limitation to reference on or links to websites, press releases, etc.) without the prior written approval of such Investor.

5.3          Press Releases, Etc. Unless otherwise agreed by the Company and the Investors, any press release issued by a party hereto shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance by the Company and the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior consent.

5.4          Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors.

5.5          Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of any of the Financing Terms in contravention of the provisions of this Section 5, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact within five (5)

Business Days and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

5.6          Other Information. The provisions of this Section 5 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

6.             Conditions to the Investors’ Obligations at the Closing.

6.1          Conditions to the Closing. The obligation of each Investor in connection with the Closing are subject to the fulfillment or waiver by at least a majority of the Investors on or before the Closing of each of the following conditions:

(A)          Representations and Warranties. The representations and warranties of the Warrantors contained in Section 3 shall be true and accurate on and as of the Closing (except as otherwise specified therein) with the same effect as though such representations and warranties had been made on and as of the date of the Closing. Each Warrantor shall have delivered a certificate dated as of the Closing to the Investors, in form and substance reasonably satisfactory to the Investors, certifying to such effect.

(B)          Performance. Each of the Warrantors shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it or him on or before the Closing. Each Warrantor shall have delivered a certificate dated as of the Closing to the Investors, in form and substance reasonably satisfactory to the Investors, certifying to such effect.

(C)          Approvals and Consents. All authorizations, approvals, consents or permits of any competent Governmental or Regulatory Authority or of any third party that are required to be obtained by any Warrantor before the Closing in connection with the consummation of the transactions contemplated by this Agreement (including but not limited to those related to the lawful issuance and sale of the Series D Preferred Shares, or waivers of rights of first refusal, preemptive rights, put or call rights, or other rights triggered by the Transaction Documents, if any) shall have been duly obtained and effective as of the Closing. Except as set forth in Schedule 3.15(G) of the Disclosure Schedules, each Group Company has obtained and maintains in full force and effect any and all consents, permits, Orders, licenses, approvals, authorizations, registrations, amendment registrations, notifications, waivers, releases, certificates, filings and any other governmental authorizations under PRC Laws, or any other applicable Law, necessary for the conduct of the Business.

(D)          Proceedings and Documents. All corporate, legal and other proceedings taken by each Warrantor in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

(E)          Restated Memorandum and Articles. The Company shall have duly adopted and made effective the Restated Memorandum and Articles by all necessary corporate action of the Board of Directors and shareholders of the Company.

(F)           Additional Documents. The Company, Mr. Fangjun (Alan) Yan and all holders of more than 1% of the Company’s outstanding share capital immediately prior to the completion of the proposed financing hereunder shall have executed and delivered to the Investors a Fourth Amended and Restated Investors’ Rights Agreement (the “Investors’ Rights Agreement”) in substantially the form attached hereto as Exhibit D, and the Company and Mr. Fangjun (Alan) Yan shall have executed and delivered to the Investors a Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Right of First Refusal and Co-Sale Agreement”) in substantially the form attached hereto as Exhibit E, and each such agreement shall be in full force and effect.

(G)          No Material Adverse Events. There shall not have occurred prior to the Closing any Material Adverse Event.

7.             Conditions to the Company’s Obligations at the Closing. The obligations of the Company in connection with the Closing under Section 2 are subject to the fulfillment or waiver by the Company on or before the Closing of each of the following conditions by the Investors:

7.1          Representations and Warranties. The representations and warranties of the Investors contained in Section 4 shall be true and accurate on and as of the Closing (except otherwise specified therein) with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

7.2          Payment. The Investors shall have paid the Purchase Price set forth in Section 2.1.

8.             Post-Closing Covenants. From and after the Closing:

8.1          Use of Proceeds. The Company plans to use US$15 million to US$20 million of the proceeds received hereunder to repurchase part of its outstanding ordinary shares held by certain employees of the Company and will use the remainder of the proceeds for general corporate and working capital purposes.

8.2          Business of the Company. Unless otherwise approved by the Investors, the business of the Company shall be restricted to the holding, management and disposition of the equity interests in the WFOEs and the Domestic Companies (to the extent allowable under the Laws and Orders of the PRC).

8.3          Conduct of the Business of Group Company. Each Group Company undertakes to the Investors, jointly and severally, to conduct the Business in the ordinary course and in a prudent manner consistent with past practice.

8.4          Advice of Changes. The Company shall promptly give notice to the Investors of any Material Adverse Event occurring after the Closing, and each Warrantor shall promptly give notice to the Investors if such Warrantor becomes actually aware after the Closing that it was in breach of any representation or warranty at the time made or at Closing.

8.5          Compliance with Laws and Corporate Documents. Each Group Company shall, and shall cause its subsidiaries to comply with all applicable Laws and with its memorandum of association, articles of association and business license, as applicable, or other constitutional or governance documents, each as may be amended from time to time.

8.6          Register of Members. Within twenty (20) days after the Closing, the Company shall provide a copy of its register of members to the Investors at the Closing, updated to show each Investor as the holder of the number of Series D Preferred Shares it acquires.

8.7          Termination. This Section 8 shall terminate upon the earlier of (i) the closing of a Qualified Public Offering or (ii) the liquidation, dissolution, or winding up of the Company or the closing of a Trade Sale.

9.                                    Miscellaneous.

9.1          Survival of Representations and Warranties. The representations and warranties of the Warrantors and the Investors contained in this Agreement shall survive until the earlier of (i) the second (2nd) anniversary of the date of the Closing, and (ii) the closing of the Qualified Public Offering. Such representations and warranties shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Investors or the Warrantors.

9.2          Indemnity.

(A)          Each of the Warrantors shall, jointly and severally, indemnify and hold harmless the Investors, and the Investors’ directors, officers, employees, agents and assigns (each, an “Indemnitee”), against any and all Indemnifiable Losses to such Indemnitee directly as a result of, or based upon or arising from any inaccuracy in or breach of or nonperformance of any of the representations, warranties, covenants or agreements made by the Company in or pursuant to this Agreement. For purposes of this Section, “Indemnifiable Loss” means, with respect to any Indemnitee, any actual action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that are imposed on or otherwise incurred or suffered by such Indemnitee and (ii) any taxes payable by such Indemnitee as a result of the indemnification of any Indemnifiable Loss hereunder.

(B)          No claim may be asserted against any of the Warrantors for the breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by the Warrantors describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in Section 9.1 irrespective of whether the subject matter of such claim shall have occurred before or after such date.

9.3          Governing Law. This Agreement shall be governed by and construed under the Laws of the State of California, without regard to the principles of conflicts of laws thereunder.

9.4          Dispute Resolution.

(A)          Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement (or the interpretation, breach, termination or validity thereof), shall be first resolved through consultation between the parties. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation (the “Request for Consultation”). If within thirty (30) days following the date on which the Request for Consultation is delivered the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with written notice to the other (the “Notice”).

(B)          The arbitration shall be conducted in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Procedures for the Administration of International Arbitration (the “HKIAC Rules”) in force at the time of the initiation of the arbitration. There shall be a single arbitrator. If the parties do not agree on the nomination of an arbitrator within thirty (30) days after the delivery of the Notice to the other party, the appointment shall be made by the HKIAC. The arbitration shall be conducted in the English language. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 9.4, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 9.4 shall prevail.

(C)          The arbitrator shall decide any dispute submitted by the parties strictly in accordance with the substantive law of the State of California and shall not apply any other substantive law.

(D)          Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such party.

(E)          The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

(F)           When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(G)          The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(H)          Either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

9.5          Expenses. Each party shall bear its own expenses, including legal fees, in connection with the transaction contemplated by this Agreement. If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.6          Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Agreement and the rights and obligations therein may not be assigned by any Investor without the prior written consent of the Company, except for an assignment to affiliates of such Investor in connection with a transfer of the

Series D Preferred Shares by such Investor. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.7          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be treated as an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile or electronic mail shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

9.8          Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.9          Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by express courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Agreement given in accordance with this Section). Where a notice is sent by express courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by express service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of three (3) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

9.10        Finder’s Fee. Each of the Warrantors represents and warrants, jointly and severally, to the Investors that it neither is nor will be obligated for any finders’ fee or commission in connection with the transaction contemplated hereunder. Each of the Investors represents and warrants to the Warrantors that it neither is nor will be obligated for any finders’ fee or commission in connection with the transaction contemplated hereunder. The Warrantors jointly and severally agree to indemnify and hold harmless the Investors from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which any Warrantor or any of its officers, employees or representatives is responsible in connection with the transactions contemplated hereunder.

9.11        Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors holding a majority in voting power of the Series D Preferred Shares to be purchased hereunder. Notwithstanding the foregoing, any Party may waive the observance as to such Party of any provision of this Agreement which such Party has a right to enforce (either generally or in a particular instance and either retroactively or prospectively) by an instrument in writing signed by such Party without obtaining the consent of any other Party. Any amendment or waiver effected in accordance with this Section 9.11 shall be binding upon all the Parties hereto.

9.12        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable Laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

9.13        Entire Agreement. This Agreement and the other Transaction Documents referred to herein and any other written agreements entered into or to be entered into by and among the parties hereto concurrently with the execution of this Agreement and/or the other Transaction Documents (as the case may be) constitute the entire agreement among the parties with respect to the subject matter of this Agreement and any prior or contemporaneous agreement, discussion, understanding or correspondence among the parties (including any prior representations or warranties given by the parties) regarding the subject matter of this Agreement is superseded by this Agreement.

9.14        Further Assurances. The parties hereto shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purpose of this Agreement.

9.15        Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

9.16        Interpretation. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars are to currency of the United States of America.

9.17        No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

9.18        No Presumption. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

9.19        Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at Law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at Law or in equity.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

AdChina Ltd.

By:	/s/ AlanYan
	Name:	AlanYan
	Capacity:	Founder & CEO

Address:
211 Shi Men Yi Road,
Media Zone Jingan 20F
Shanghai 200041, China 200041
Tel: +21 62675588
Fax:+21 62679328
Attention: AlanYan

[Signature Page to Series D Preferred Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WFOEs:

Kendall Technology Development (Shanghai) Co., Ltd.
(舜易科技发展（上海）有限公司)

By:	/s/ AlanYan
Name:	AlanYan
Capacity:	Authorized Signatory

Address:
211 Shi Men Yi Road,
Media Zone Jingan 20F
Shanghai 200041, China 200041
Tel: +21 62675588
Fax:+21 62679328
Attention: AlanYan

[Signature Page to Series D Preferred Share Purchase Agreement]

Shanghai Menlo Network Technologies , Inc.
(易准科技发展（上海）有限公司)

By:	/s/ AlanYan
Name:	AlanYan
Capacity:	Authorized Signatory

Address:
3F Building #3, No. 1180 Xing Xian Road, Shanghai

Shanghai Yizhun Culture and Media Co., Ltd.
(上海易准文化传媒有限公司)

By:	/s/ AlanYan
Name:	AlanYan
Capacity:	Authorized Signatory

Address:
3F Building #3, No. 1180 Xing Xian Road, Shanghai

[Signature Page to Series D Preferred Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DOMESTIC COMPANIES:

Shanghai New E-Media Advertising Co., Ltd.
(上海新易传媒广告有限公司)

By:	/s/ AlanYan
Name:	AlanYan
Capacity:	Authorized Signatory

Address:
211 Shi Men Yi Road,
Media Zone Jingan 20F
Shanghai 200041, China 200041
Tel: +21 62675588
Fax:+21 62679328
Attention: AlanYan

Shanghai Yihong Advertising Co., Ltd.
(上海易宏传媒广告有限公司)

By:	/s/ AlanYan
Name:	AlanYan
Capacity:	Authorized Signatory

Address:
211 Shi Men Yi Road,
Media Zone Jingan 20F
Shanghai 200041, China 200041
Tel: +21 62675588
Fax:+21 62679328
Attention: AlanYan

[Signature Page to Series D Preferred Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

GSR Ventures II, L.P.

By:	GSR Partners II, L.P.
Its General Partner

By:	GSR Partners II, Ltd.
Its General Partner

By:	/s/ Richard Lim
Authorized Signatory

Address:
101 University Ave, 4th Floor
Palo Alto, CA 94301
Tel: +1-650-331-7300
Fax: +1-650-331-7301
Att: Richard Lim

GSR Associates II, L.P.

By:	GSR Partners II, L.P.
Its General Partner

By:	GSR Partners II, Ltd.
Its General Partner

By:	/s/ Richard Lim
Authorized Signatory

Address:
101 University Ave, 4th Floor
Palo Alto, CA 94301
Tel: +1-650-331-7300
Fax: +1-650-331-7301
Att: Richard Lim

[Signature Page to Series D Preferred Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

Banean Holdings Ltd.

By:	/s/ Authorized Signatory
Name:
Title:	Authorized Signatory

Address:
101 University Ave, 4th Floor
Palo Alto, CA 94301
Tel: +1-650-331-7300
Fax: +1-650-331-7301
Att: Richard Lim

[Signature Page to Series D Preferred Share Purchase Agreement]

SCHEDULE A

INVESTORS

Investor Name	Number of Series D Preferred Shares	Investment Amount
GSR Ventures II, L.P.	147,008	US$	924,528.30
GSR Associates II, L.P.	8,820	US$	55,471.70
Banean Holdings Ltd.	3,180	US$	20,000.00
Total	159,008	US$	1,000,000.00

EXHIBIT A

DISCLOSURE SCHEDULE

EXHIBIT B

RESTATED MEMORANDUM AND ARTICLES

EXHIBIT C

CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, NON-COMPETE AND NON-SOLICITATION AGREEMENT

年 月 日

上海新易传媒广告有限公司

与

员工保密协议

1

上海新易传媒广告有限公司(以下简称”易传媒”)是一家根据中华人民共和国法律设立的有限责任公司，该公司与      (以下简称“员工”)于 年        月        日在上海签订此协议。

易传媒及其员工兹达成协议如下：

1.                                      利益冲突/兼职 在易传媒供职期间，员工不得进行下列任何活动或投资：

(a)	与易传媒的业务利益相冲突的活动或投资；

(b)	未经许可的员工活动

(c)	未经易传媒同意，在与易传媒业务利益竞争或冲突的企业，社会团体内担任职务，包括但不限于股东，合伙人，董事，监事，经理，顾问等。

持有在注册股票交易所上市的公司不超过1%的股票投资不在此列。员工需遵守不时经修改的有关在易传媒之外就职(兼职活动)情况的披露及批准的政策。

2.                                      保密

员工在易传媒供职期间及离职后的五年内，均不得向易传媒以外的任何人透露下列信息，或为其在易传媒的工作以外的任何其它目的使用或复制下列信息：(a)任何易传媒所有的技术秘密或商业秘密；(b)属于第三方但易传媒承诺有保密和不擅自使用义务的有关技术秘密和商业秘密。

“技术秘密和商业秘密”指不为公众知悉的有关易传媒的或与易传媒有关的任何机构或与易传媒有业务往来的或向易传媒提供信息的任何机构的商务、技术、实务、产品、市场、销售、服务、融资或法律事务的任何类型的数据和信息，无论其载体是有形的或是无形的。

商业秘密包括但不限于：有关目前的或潜在的客户、供应商及商务伙伴的信息；易传媒员工的姓名、地址及职位；商务、销售、市场、技术、财务及法律计划、建议及预测，招投标中的标底及标书内容；员工个人以及知晓的他人薪资、福利状况，股票期权数量等信息。

技术秘密包括但不限于方案、专门技术、工艺、方法、系统、设计、计算机程序、编码、公式、研究、开发、实验工作及正在进行中的工作。

如果员工对何为秘密或专有信息或商业秘密的内容，或可披露的范围存有疑问，则该员工可向易传媒书面咨询。如果员工被请求或是依法被强制透露任何秘密或专有信息或商业秘密，员工应立即书面通知易传媒，以便易传媒寻求适当的补救办法及/或取消本协议的相关约定。在上述情况下，并经易传媒明确指示，员工仅可透露依法必须透露的秘密或专有信息或商业秘密，而且应尽最大努力以保证秘密或专有信息或商业秘密的保密性。

员工认可，易传媒在支付工资报酬时，已经考虑了员工离职后需要承担的保密义务， 故而无须在员工离职后另外支付保密费。

2

3.                                      发明转让

员工应即时充分地向易传媒说明并确认所有其在易传媒供职期间单独地或与他人共同构思、开发、创作、实践或以其他方法产生的发现、设计、开发成果、改进的商业秘密及有关的知识产权(在此统称”发明”)，有关发明项下的所有权，使用权，收益权及转让权均应为易传媒所有。员工应当依照易传媒的要求提供一切必要的信息和采取一切必要的行动，包括：申请，注册登记等，协助易传媒取得和行使有关的知识产权。员工放弃其现在或将来可能发生的对易传媒的、任何性质的、与发明转让给易传媒有关的因任何专利申请、专利或其它知识产权的侵权提出的索赔的任何权利。

如员工可证明以下情况，则有关发明由该员工所有：

(a)	全部在员工的个人时间内开发；

(b)	开发过程中未曾使用过易传媒的任何设备、物资、设施、服务或商业秘密信息；

(c)	(i) 它与易传媒的业务没有直接关系；或(ii)它与易传媒实际或预期的业务、研究或开发没有关系及； (iii) 非因员工履行在易传媒的职务的行为而产生的发明。

易传媒除享有下述第5条规定的权利外，对符合第3条(a)；

(d)	项规定的发明及其产品、服务或具有潜在商业用途的开发，易传媒享有对该发明、服务或改进的排他性优先受让权，除非易传媒明确以书面形式放弃该优先受让权，员工方可对第三方进行转让。

4.                                      除外和经许可的发明

员工已将其希望排除在本协议以外的属于该员工的全部发明或其在易传媒供职前所进行的全部发明列在后附的清单之中。如果本协议没有后附这样的清单，则表明该员工并无这样的发明。对于受易传媒聘用前或聘用期间员工将其享有利益的发明，如果该员工将该发明使用在|、或结合到易传媒已发行或未发行的产品、服务、程序、工艺、机器、开发或其改进中，或者如果该员工允许易传媒或其他相关企业使用或结合其发明，易传媒在此被授予并将拥有一项排他性免除特许使用费的、不可撤销的、世界范围的许可以行使与该发明有关的任何权利,包括易传媒不受该员工所有权或利益范围的限制而保护、制造、让他人制造、使用和销售该发明的权利。

5.                                      版权和专利的申请

在易传媒供职期间及以后，所有员工须履行与本协议的执行有关的所有适当承诺、或核实任何相关文件。如果由于员工丧失行为能力或其他原因，导致易传媒无法为在中国或外国的专利或版权的申请或登记获得上述由易传媒拥有的发明所需的员工的签字，该员工在此不可撤销地指定易传媒及其正式授权的管理人员和代理人作为该员工的代理人，代表其签署和提交任何此等申请并采取一切合法的措施以利中国及外国专利申请、专利及版权的进行、授予、保持和执行，上述行为与员工本人实施的行为具有同等的法律效力。而且，在易传媒要求并承担费用的前提下，员工将在易传媒供职期间及此后提起的法律诉讼中作证。

3

6.                                      以前的雇主及义务

员工保证受易传媒聘用将不会违反其在任何合同项下的义务。在易传媒供职期间，员工将不会使用或向易传媒披露任何过去或现在的雇主、委托人、合伙人、联营方、客户、顾客或供应商的任何秘密或专有信息或商业秘密。除非获得上述人士或机构的同意，员工不得将任何未出版的文件或属于上述人员或机构的任何财产带入易传媒的场所。员工将遵守其与上述人士或机构曾签署过的任何保密协议、专有权利协议或其它协议。员工已向易传媒披露了所有可能对其在易传媒供职具有约束力的所有协议。

7.                                      物资返还

无论由于任何原因员工与易传媒的劳动关系终止时，员工须立即向易传媒返还载有任何秘密或专有信息或商业秘密的一切载体。该员工还须返还属于易传媒的任何钥匙、通行证、信用卡、身份证件及其它财产和设备。一切通过易传媒所有或租赁的财产或设备储存或传递的资料、 数据及信息均为易传媒的财产， 易传媒无须进一步通知即可在任何时候取得。

8.                                      不竞争及不劝诱

作为现在及此后给予员工的各项补偿的条件，在受易传媒聘用期间及此后1年内，员工不得：

(a)	接受聘用或从事与其在受易传媒聘用期间进行的工作或了解的秘密或专有信息或商业秘密有关的产品、服务或项目(包括实际进行或预期进行的研究或开发)相竞争的工作；

(b)	以任何名义向其离职前12个月内提供过服务的任何易传媒客户或顾客提供服务；

(c)	劝诱、试图劝诱、或协助他人劝诱任何人终止与易传媒的聘用关系或为该员工或其他个人或机构工作。在受易传媒聘用或此后的期间，如果员工另谋工作，应在其接受任何个人或机构的聘用前，向该个人或机构其提交本协议的副本。

9.                                      不实施侵权行为

员工承诺，在为易传媒履行职务时，不得擅自使用任何属于他人的技术秘密或商业秘密 ，及其他可能侵犯他人知识产权的行为。

若员工违反上述承诺导致易传媒遭受第三人的侵权指控时，员工应承担易传媒应诉而支付的一切费用;易传媒有权向该员工追偿因此而承担的侵权赔偿责任。上述费用和侵权赔偿可以从该员工的工资报酬中扣除。

如该情况的发生基于员工按照易传媒的明确要求所导致的，员工免除以上责任。

10.                               补偿

员工确认，其对本协议的任何违反都将给易传媒造成无法挽回的损失，易传媒将有权获得中国法律允许的任何补偿。

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11.                               不弃权及律师费

员工或易传媒未能严格履行本协议的任何规定，不视为该方放弃或损害任何一方要求今后严格履行该条款或任何其它规定的权利。如果需要通过法院程序来强制执行或解释本协议的任何条款，胜诉方除获得应得的赔偿金外，还有权获得合理和必要的诉讼费用的补偿，包括实际支出的诉讼费，律师费的补偿。

12.                               违约责任

员工违反该《保密协议》中规定的义务并造成一定后果的，易传媒可按照双方《劳动合同》第11.1条的规定与员工解除合同，劳动合同的解除并不意味着员工保密义务的解除，也不意味着易传媒放弃对损失的索赔。

13.                               一般规定

员工及易传媒同意本协议的成立、效力、解释、履行及由此产生的争议适用中华人民共和国法律。本协议产生的诉讼应由易传媒注册地或营业地所在的的人民法院管辖。本协议为易传媒和员工之间就本协议所述内容的全部协议，未经双方书面同意不得修改。本协议的条款及条件在易传媒聘用关系终止后依然有效。

员工：

员工签字：

员工姓名(印刷体)：

住址：

身份证号码：

是否有发明列在附录中：	是	否

见证人：

见证人姓名(印刷体)：

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上海新易传媒广告有限公司 [盖章]

代表签章：

代表姓名(印刷体)：	阎方军

代表职务：	CEO

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EXHIBIT D

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT E

FOURTH AMENDED AND RESTATED
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT